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                                                     Exhibit 12.1



          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges



                                     Year Ended December 31
                              1996    1995    1994    1993    1992
                                         (In Millions)
Earnings:
Earnings (loss) before
  income taxes and
  extraordinary items       $  970  $  621  $  171  $  (47) $ (656)
Undistributed earnings
  of affiliate                 (49)    (38)    (19)      -     (27)
Fixed charges, from below    1,112   1,239   1,052   1,109   1,001
Interest capitalized           (77)    (42)    (41)    (51)    (92)
                             -----   -----   -----   -----   -----
  Earnings                  $1,956  $1,780  $1,163  $1,011  $  226
                             =====   =====   =====   =====   =====

Fixed charges:

Interest expense            $  295  $  399  $  372  $  358  $  329
Interest expense on
  affiliate's guaranteed
  debt                           -       -       -       5       -
Portion of rental expense
  representative of the
  interest factor              817     840     680     746     672
                             -----   -----   -----   -----   -----
  Fixed charges             $1,112  $1,239  $1,052  $1,109  $1,001
                             =====   =====   =====   =====   =====

Ratio of earnings to
  fixed charges               1.76    1.44    1.10     (a)     (a)
                             =====   =====   =====   =====   =====


_____________
(a) Earnings were inadequate to cover fixed charges by $98 million in 1993 and $775 million in 1992.

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